Exhibit 10.14
2010 Base Salaries for Named Executive Officers

Name and Title	Salary
John J. Mikulsky	$282,000
President and Chief Executive Officer
Curt P. Sacks	$210,000
Senior Vice President and Chief Financial Officer
Steven F. Layton	$215,000
Senior Vice President Sales & Marketing
Daniel P. Teuthorn	$229,000
Senior Vice President Product Development and Operations